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MEMORANDUM


                          NUVEEN UNIT TRUSTS, SERIES 39
                               FILE NO. 333-75111


    The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of securities on June 23, 1999, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made. All references to the Units, prices and related statistical data will apply to each trust of the Fund and the Units thereof individually.

    Except for such updating, an effort has been made to set forth below certain of the changes and also to reflect all changes by marking the Prospectus transmitted with the Amendment.

FORM S-6

FACING SHEET. The file number and proposed effective date is now shown.

THE PROSPECTUS

    PART A --The "Estimated Long Term Return" and "Estimated Current
Return" to Unitholders under the Trust under each of the distribution plans are stated.

    PART A --The "Fees and Expenses" for the Trust has been completed for this Series.

    PART A --The estimated daily accrual of interest under the plans of distribution for the Trust has been provided.

    PART A --Data regarding the composition of the portfolio of the Trust has been provided.

    PART A --The schedule of investments for the Trust, including the notes thereto has been completed.

    PART A --The Record Dates and Distribution Dates for interest distributions for the Trust has been provided.

    PART A --The Statement of Condition for the Trust and the Accountant's
             Report with regard thereto has been completed.

CHAPMAN AND CUTLER

Chicago, Illinois


June 23, 1999